Exhibit 99.1
PROFESSIONAL VETERINARY
PRODUCTS, LTD. IS EVALUATING
ALL STRATEGIC OPTIONS
Monday, August 16, 2010
Professional Veterinary Products, Ltd. (the “Company”) announced today that it is evaluating all strategic options. The Company has encountered significant and material financial challenges during recent times, primarily as a result of macroeconomic factors and a general downturn in the economy. In particular, the Company’s gross profit margins have experienced downward pressure and, as a result, have adversely affected the fundamental economics and viability of its business. During the course of the past year, sales have declined in core business segments and the Company has continued to endure significant and material losses.
In response to these challenges, the Board of Directors and Management are carefully evaluating all of the Company’s business options, in addition to cutting expenses and reducing costs as part of an overall turnaround and reorganization effort.
After considering careful analysis, and given the realistic prospects for a return to more normalized levels of sales and profits anytime in the near future, a decision has been made to further evaluate all of the strategic options of the Company including a sale of the business and bankruptcy. The Company has retained special legal counsel, McGrath North Mullin & Kratz, PC LLO, and financial and restructuring advisors, Alliance Management, to assist in the process.
Given the situation, the Company is working collaboratively with its stakeholders and moving as quickly and as expeditiously as possible to ensure that value is maximized for all of the constituents.
At this juncture, the Company cannot predict what the ultimate outcome will be or what specific course of action will be taken.
To the extent you have any further questions, please call Cindy Christensen at (402) 829-5203.